Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE

Equity One Reports Fourth Quarter and Year End 2012 Operating Results

North Miami Beach, FL, February 20, 2013 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and twelve months ended December 31, 2012.

Highlights of the quarter and recent activity include:

•	Generated Recurring FFO of $0.30 per diluted share for the quarter and $1.14 for the year

•	Generated Funds From Operations (FFO) of $0.03 per diluted share for the quarter and $0.85 for the year

•	Increased same property net operating income for the fourth quarter by 3.5% as compared to 2011 and 3.3% for the year as compared to 2011

•	Increased core occupancy to 92.1%, up 20 basis points from September 30, 2012 and up 140 basis points from

•	December 31, 2011

•	Increased same property occupancy to 92.2%, up 40 basis points from September 30, 2012 and 50 basis points from December 31, 2011

•	Executed 117 new leases, renewals, and options totaling 314,665 square feet at an average rent spread of 7.9%

•	Average base rents increased to $14.58 per square foot, up 4.4% as compared to December 31, 2011

•	Acquired two properties in New York City for $29.5 million and one property in San Francisco for $5.8 million

•	Acquired a 583,262 square foot shopping center in suburban Boston for $128.4 million through our joint venture with New York Common Retirement Fund

•	Sold nine non-core assets for approximately $90 million and entered into contracts to sell an additional five assets for $38.6 million

•	Issued $300 million of 3.75% unsecured senior notes due November 15, 2022 to redeem the company's existing $250 million 6.25% unsecured notes due December 15, 2014

•	Received a credit rating upgrade from Moody's to Baa2 stable

•	Provided guidance for 2013 Recurring FFO of $1.18 to $1.22 per diluted share

“Our fourth quarter results reflect an improved operating platform that performed well on all levels: occupancy, leasing spreads, net operating income growth, capital recycling, development and redevelopment completions, and balance sheet management,” said Jeff Olson, CEO.

Financial Highlights

In the fourth quarter of 2012, the company generated FFO of $3.1 million, or $0.03 per diluted share, as compared to $30.5 million, or $0.25 per diluted share for the same period in 2011. Recurring FFO was $38.5 million or $0.30 per diluted share in the fourth quarter of 2012 after adjusting for debt extinguishment, transaction costs and goodwill and land impairments, as compared to $35.4 million, or $0.29 per diluted share in the fourth quarter of 2011.

For the year ended December 31, 2012, the company generated FFO of $97.7 million, or $0.85 per diluted share, as compared to $146.8 million, or $1.21 per diluted share for 2011. Recurring FFO was $143.1 million, or $1.14 per diluted share for the year ended December 31, 2012 as compared to $136.2 million or $1.12 per diluted share for 2011. A reconciliation of net (loss) income attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Net loss attributable to Equity One was $32.8 million or $0.28 per diluted share for the quarter ended December 31, 2012 as compared to a net loss attributable to Equity One of $3.7 million, or $0.04 per diluted share, for the fourth quarter of 2011. The net loss for the fourth quarter of 2012 included $30.2 million of loss on debt extinguishment and $16.6 million of impairment losses, net of tax. Net loss for the fourth quarter of 2011 included $2.4 million of loss on debt extinguishment, net of tax, and $1.2 million of gain on land sales.

Net loss attributable to Equity One was $3.5 million or $0.04 per diluted share for the year ended December 31, 2012 as compared to net income of $33.6 million, or $0.29 per diluted share, for 2011. Net loss for the year ended December 31, 2012 included losses on extinguishment of debt of $30.6 million, impairment losses of $26.4 million, net of tax, and gains on the sale of real estate of $16.6 million. Net income for the year ended December 31, 2011 included a gain on bargain purchase of $30.6 million resulting from the Capital & Counties acquisition, impairment losses of $21.6 million, net of tax, and $10.4 million in gains on the sale of real estate, net of tax.
Operating Highlights

As of December 31, 2012, occupancy for the company's consolidated core portfolio was 92.1% as compared to 91.9% as of September 30, 2012 and 90.7% as of December 31, 2011. On a same property basis, occupancy increased 40 basis points to 92.2% as compared to September 30, 2012 and increased 50 basis points as compared to December 31, 2011.

Same property net operating income increased 3.5% for the fourth quarter of 2012 as compared to the fourth quarter of 2011 and increased 3.3% for the year ended December 31, 2012 as compared to 2011. These increases were primarily attributable to increases in minimum rental income due to rent commencements and contractual rent increases and lower bad debt, legal and marketing expenses.

During the fourth quarter of 2012, the company executed 117 new leases, renewals and options totaling 314,665 square feet at an average rent spread of 7.9%. This included 49 new leases in the core portfolio totaling 143,869 square feet at an average rental rate of $14.01 per square foot, representing a 10.1% increase from prior rents on a same space, cash basis. The company renewed 68 leases in its core portfolio for 170,796 square feet at an average rental rate of $19.93 per square foot, representing a 6.6% increase to prior rents on a same space, cash basis.
Development and Redevelopment Activities
At December 31, 2012, the company had approximately $261.9 million of active development and redevelopment projects underway. The company's largest development project, The Gallery at Westbury Plaza, is now 75% leased. New tenants that opened during the fourth quarter include: SA Elite, Old Navy, Shake Shack and Verizon Wireless with expected openings by Gap Outlet, Banana Republic Outlet, GNC, Orvis, Lane Bryant, Noodles and Company, Red Mango and Ruby & Jenna in the first and second quarters of this year.
During the fourth quarter, the company commenced site work for the construction of a two story, 83,000 square foot Dick's Sporting Goods at Serramonte Mall. Total costs are estimated to be approximately $18 million for this first phase of the expansion of Serramonte. Construction commenced during the first quarter of 2013 and should be completed by the first quarter of 2014.
The company has ten additional projects under development and redevelopment at an expected cost of $94.8 million. These projects include expansions and new anchor re-tenanting with retailers such as LA Fitness, Publix, CVS Pharmacy, Marshalls, Academy Sports, Ulta and Burlington Coat Factory.

Acquisition and Disposition Activity
During the fourth quarter, the company acquired a land outparcel adjacent to the Broadway Plaza development site in New York City for a purchase price of $2.0 million and an 18,474 square foot urban retail condominium located on Second Avenue, between 64th and 65th Street, in New York City for $27.5 million. The retail condominium has four tenants including a CVS Pharmacy and a 7-Eleven, and includes retail frontage covering an entire city block. The company also acquired a 30,500 square foot building for $5.8 million located in the Potrero Hill/Mission Bay district of San Francisco adjacent to Potrero Center, a Safeway-anchored shopping center that the company acquired in March 2012.

Additionally, the company entered into a contract to acquire Westwood Complex, a 22-acre property located in Bethesda, Maryland, with significant opportunities for retail redevelopment and expansion. The transaction is initially structured as a $95.0 million mortgage loan, which has been funded and currently bears interest at 5.0%, and will be completed with an outright purchase of the property for $140.0 million with an anticipated closing prior to January 2014.

During the fourth quarter, the company's joint venture with New York Common Retirement Fund acquired Northborough Crossing, a 583,262 square foot shopping center anchored by Wegmans, BJ's Wholesale Club, Kohl's, TJ Maxx, PetSmart and Michaels, located in suburban Boston for $128.4 million. The joint venture also has an option to purchase an additional 62,523 square foot phase of the center anchored by Dick's Sporting Goods in 2013 for approximately $16 million. In January 2012, the joint venture provided an $18.5 million mortgage loan on Northborough Crossing and the company separately made a $19.3 million mezzanine loan investment. As part of the acquisition during the fourth quarter, the joint venture loan was converted to equity and the company's mezzanine loan was repaid.

During the fourth quarter of 2012 and through the date of this release, the company closed on the sale of nine non-core assets for $90.4 million as follows:

Property	Location	GLA	Date of Sale
Publix at Woodruff	Greenville, SC	68,055	12/7/2012
Butler Creek	Acworth, GA	95,597	1/15/2013
Fairview Oaks	Ellenwood, GA	77,052	1/15/2013
Grassland Crossing	Alpharetta, GA	90,906	1/15/2013
Mableton Crossing	Mableton, GA	86,819	1/15/2013
Hamilton Ridge	Buford, GA	90,996	1/15/2013
Shops at Westridge	McDonough, GA	66,297	1/15/2013
Shoppes of Eastwood	Orlando, FL	69,037	1/23/2013
Macland Pointe	Marietta, GA	79,699	2/13/2013
		724,458

The company has entered into contracts to sell an additional five non-core assets for $38.6 million, which are subject to various closing contingencies. The company continues to explore opportunities to dispose of non-core assets located in secondary markets as part of its capital recycling initiatives.
Investing and Financing Activities

During the fourth quarter, the company issued $300 million principal amount of 3.75% unsecured senior notes due November 15, 2022. The notes were offered to investors at a price of 99.591% with a yield to maturity of 3.799%, representing a spread at the time of pricing of 2.0% to the August 15, 2022 Treasury note. The company used the majority of the net proceeds of the offering to redeem the company's $250 million principal amount 6.25% unsecured senior notes due 2014. In connection with the redemption, the company recognized a loss on early extinguishment of debt of approximately $29.5 million.

Balance Sheet Highlights
At December 31, 2012, the company's total market capitalization (including debt and equity) was $4.3 billion, comprising 129.0 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.7 billion and approximately $1.6 billion of debt (excluding any debt premium/discount). The company's ratio of net debt to total market capitalization was 36.4%. In addition, at December 31, 2012, the company had approximately $27.9 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $172.0 million drawn on its revolving credit facilities.
FFO and Earnings Guidance

The company is introducing Recurring FFO guidance for 2013 of $1.18 to $1.22 per diluted share. Recurring FFO excludes debt extinguishment gains/losses, land sale gains, impairment charges, transaction costs and certain other income or charges reflected in the table below. The 2013 guidance is based on the following key assumptions:

•	Increase in same property NOI of 2% to 3%

•	Increase in same property occupancy of 50 to 100 basis points

•	Core acquisition activity of $100 million to $200 million

•	Joint venture acquisition activity of $100 million to $200 million

•	Disposition activity of $300 million, including the $129 million of sales activity announced in this release

The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2013:

	For the year ended December 31, 2013
	Low	High
Estimated net income attributable to Equity One	$0.43	$0.45
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures	0.63	0.65
Net adjustment for unvested shares and non-controlling interest (1)	0.08	0.08
Estimated FFO attributable to Equity One	$1.14	$1.18

Transaction costs	0.04	0.04
Estimated Recurring FFO attributable to Equity One	$1.18	$1.22
(1) Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating net income per diluted share.

First Quarter 2013 Dividend Declared

On February 18, 2013, the company's Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending March 31, 2013, payable on March 29, 2013 to stockholders of record on March 15, 2013.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” The company also believes that Recurring FFO is a useful measure of its core operating performance that facilitates comparability of historical financial periods.
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO measure. The company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.
FFO and Recurring FFO are presented to assist investors in analyzing the company's operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net (loss) income (which is determined in accordance with GAAP) for purposes of evaluating the company's operating performance. The company believes net (loss) income is the most directly comparable GAAP measure to FFO and Recurring FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, February 21, 2013 at 9:00 a.m. Eastern Time to review its 2012 fourth quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 5699625. The call will also be web cast and can be accessed in a listen-only mode on Equity One's web site at www.equityone.net.

A replay of the conference call will be available on Equity One's web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (international) using pass code 10022631 through March 5, 2013.

FOR ADDITIONAL INFORMATION

For a copy of the company's fourth quarter supplemental information package, please access the “Investors” section of Equity One's web site at www.equityone.net under “About Us”. To be included in the company's e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2012, our consolidated property portfolio comprised 168 properties, including 144 retail properties and six non-retail properties totaling approximately 16.9 million square feet of gross leasable area, or GLA, 11 development or redevelopment properties with approximately 2.2 million square feet of GLA upon completion, and seven land parcels. As of December 31, 2012, our core portfolio was 92.1% leased and included national, regional and local tenants. Additionally, we had joint venture interests in 18 retail properties and two office buildings totaling approximately 3.3 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One's credit ratings; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets December 31, 2012 and 2011 (Unaudited) (In thousands, except share par value amounts)

	December 31, 2012	December 31, 2011
ASSETS
Properties:
Income producing	$3,148,968	$2,830,025
Less: accumulated depreciation	(335,862)	(277,197)
Income producing properties, net	2,813,106	2,552,828
Construction in progress and land held for development	108,721	111,844
Properties held for sale	84,409	144,451
Properties, net	3,006,236	2,809,123
Cash and cash equivalents	27,416	10,963
Cash held in escrow and restricted cash	442	92,561
Accounts and other receivables, net	14,320	17,790
Investments in and advances to unconsolidated joint ventures	72,171	50,158
Loans receivable, net	140,708	45,279
Goodwill	7,426	7,957
Other assets	233,949	188,740
TOTAL ASSETS (including $111,100 and $109,200 of consolidated variable interest entities at December 31, 2012 and 2011, respectively*)	$3,502,668	$3,222,571
LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$439,156	$459,677
Unsecured senior notes payable	731,136	691,136
Term loan	250,000	—
Unsecured revolving credit facilities	172,000	138,000
	1,592,292	1,288,813
Unamortized premium on notes payable, net	7,058	7,896
Total notes payable	1,599,350	1,296,709
Other liabilities:
Accounts payable and accrued expenses	55,248	50,514
Tenant security deposits	9,041	8,208
Deferred tax liability	12,016	14,709
Other liabilities	196,658	164,140
Liabilities associated with properties held for sale	3,325	40,285
Total liabilities (including $63,000 and $61,900 of consolidated variable interest entities at December 31, 2012 and 2011, respectively*)	1,875,638	1,574,565
Redeemable noncontrolling interests	22,551	22,804
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 116,938 and 112,599 shares issued and outstanding at December 31, 2012 and 2011, respectively	1,169	1,126
Additional paid-in capital	1,679,227	1,587,874
Distributions in excess of earnings	(276,085)	(170,530)
Accumulated other comprehensive loss	(7,585)	(1,154)
Total stockholders’ equity of Equity One, Inc.	1,396,726	1,417,316
Noncontrolling interests	207,753	207,886
Total equity	1,604,479	1,625,202
TOTAL LIABILITIES AND EQUITY	$3,502,668	$3,222,571

* The assets of these entities can only be used to settle obligations of the variable interest entities and the liabilities include third party liabilities of the variable interest entities for which the creditors or beneficial interest holders do not have recourse against us other than for customary environmental indemnifications and non-recourse carve-outs.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations For the three months and years ended December 31, 2012 and 2011 (Unaudited) (In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
REVENUE:
Minimum rent	$64,956	$56,774	$246,105	$212,783
Expense recoveries	18,902	15,090	72,757	61,958
Percentage rent	582	396	4,260	3,180
Management and leasing services	686	697	2,489	2,287
Total revenue	85,126	72,957	325,611	280,208
COSTS AND EXPENSES:
Property operating	22,709	19,222	87,645	79,126
Rental property depreciation and amortization	21,721	24,877	86,006	81,446
General and administrative	10,557	13,083	42,474	50,976
Total costs and expenses	54,987	57,182	216,125	211,548
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	30,139	15,775	109,486	68,660
OTHER INCOME AND EXPENSE:
Investment income	2,633	1,167	7,248	4,342
Equity in income of unconsolidated joint ventures	413	135	542	4,829
Other income	3	149	45	406
Interest expense	(19,391)	(17,852)	(72,175)	(68,964)
Amortization of deferred financing fees	(647)	(561)	(2,479)	(2,207)
Gain on bargain purchase	—	—	—	30,561
(Loss) gain on sale of real estate	—	(24)	—	5,541
Loss on extinguishment of debt	(29,501)	(2,408)	(29,153)	(2,175)
Impairment loss	(18,824)	(524)	(22,772)	(19,158)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	(35,175)	(4,143)	(9,258)	21,835
Income tax benefit of taxable REIT subsidiaries	2,920	1,584	2,503	5,064
(LOSS) INCOME FROM CONTINUING OPERATIONS	(32,255)	(2,559)	(6,755)	26,899
DISCONTINUED OPERATIONS:
Operations of income producing properties	440	6,158	4,061	20,515
Gain on disposal of income producing properties	2,321	395	16,588	4,407
Impairment loss on income producing properties	(798)	(187)	(6,669)	(38,178)
Income tax (expense) benefit of taxable REIT subsidiaries	—	(4,878)	—	29,575
INCOME FROM DISCONTINUED OPERATIONS	1,963	1,488	13,980	16,319
NET (LOSS) INCOME	(30,292)	(1,071)	7,225	43,218
Net income attributable to noncontrolling interests - continuing operations	(2,500)	(2,623)	(10,702)	(9,630)
Net (income) loss attributable to noncontrolling interests - discontinued operations	—	(8)	—	33
NET (LOSS) INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$(32,792)	$(3,702)	$(3,477)	$33,621
(LOSS) EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$(0.30)	$(0.05)	$(0.16)	$0.15
Discontinued operations	0.02	0.01	0.12	0.15
	$(0.28)	$(0.04)	$(0.04)	$0.29	*

Number of Shares Used in Computing Basic (Loss) Earnings per Share	116,837	112,567	114,233	110,099
(LOSS) EARNINGS PER COMMON SHARE - DILUTED:
Continuing operations	$(0.30)	$(0.05)	$(0.16)	$0.15
Discontinued operations	0.02	0.01	0.12	0.15
	$(0.28)	$(0.04)	$(0.04)	$0.29	*

Number of Shares Used in Computing Diluted (Loss) Earnings per Share	116,837	112,567	114,233	110,241
* Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income Attributable to Equity One to Funds from Operations (FFO) and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net (loss) income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Net (loss) income attributable to Equity One, Inc.	$(32,792)	$(3,702)	$(3,477)	$33,621
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	21,975	25,598	87,456	95,254
Earnings allocated to noncontrolling interest (2)	—	2,499	—	9,520
Pro rata share of real estate depreciation from unconsolidated joint ventures	877	807	3,932	3,095
Impairments of depreciable real estate, net of tax (1)	15,338	—	25,156	9,360
(Gain) loss on disposal of depreciable assets, net of tax (1)	(2,321)	5,287	(15,407)	(4,082)
Funds From Operations	3,077	30,489	97,660	146,768
Transaction costs associated with acquisition and disposition activity, net of tax	1,397	3,176	4,801	12,145
Impairment of goodwill and land held for development, net of tax	1,266	710	1,266	12,201
Loss on debt extinguishment, net of tax	30,229	2,376	30,602	2,121
Earnings allocated to noncontrolling interest (2)	2,499	—	9,996	—
Gain on land sales (1)	—	(1,180)	(1,181)	(6,353)
Gain on bargain purchase	—	—	—	(30,561)
Other non-recurring income (3)	—	(168)	—	(168)
Recurring Funds From Operations	$38,468	$35,403	$143,144	$136,153
 _______________________
(1) Includes amounts classified as discontinued operations.
(2) Represents earnings allocated to unissued shares held by Liberty International Holdings, Ltd. ("LIH"), which have been excluded for purposes of calculating (loss) earnings per diluted share for all periods presented. These amounts have been excluded from the computation of FFO for the three months and year ended December 31, 2012 since their inclusion, and the corresponding inclusion of the unissued shares in the diluted shares, would be anti-dilutive. All other FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(3) Represents an insurance settlement.
Funds from operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net (Loss) Income Attributable to Equity One to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to (loss) earnings per diluted share attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
(Loss) earnings per diluted share attributable to Equity One, Inc.	$(0.28)	$(0.04)	$(0.04)	$0.29
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest	0.19	0.21	0.76	0.78
Earnings allocated to noncontrolling interest (1)	—	0.02	—	0.08
Net adjustment for rounding and earnings attributable to unvested shares (2)	—	0.01	0.01	(0.02)
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01	0.03	0.03
Impairments of depreciable real estate, net of tax	0.13	—	0.22	0.08
(Gain) loss on disposal of depreciable assets, net of tax	(0.02)	0.04	(0.13)	(0.03)
Funds From Operations per Diluted Share	$0.03	$0.25	$0.85	$1.21
Weighted Average Diluted Shares - Funds from Operations (3)	117,118	124,020	114,549	121,474

Funds From Operations per Diluted Share (4)	$0.02	$0.25	$0.78	$1.21
Transaction costs associated with acquisition and disposition activity, net of tax	0.01	0.03	0.04	0.10
Impairment of goodwill and land held for development, net of tax	0.01	—	0.01	0.10
Loss on debt extinguishment, net of tax	0.24	0.02	0.24	0.01
Earnings allocated to noncontrolling interest (1)	0.02	—	0.08	—
Gain on land sales	—	(0.01)	(0.01)	(0.05)
Gain on bargain purchase	—	—	—	(0.25)
Other non-recurring income (5)	—	—	—	—
Recurring Funds From Operations per Diluted Share	$0.30	$0.29	$1.14	$1.12
Weighted Average Diluted Shares - Recurring Funds from Operations (3)	128,476	124,020	125,907	121,474
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(1) Represents earnings allocated to unissued shares held by LIH, which have been excluded for purposes of calculating (loss) earnings per diluted share for all periods presented. These amounts have been excluded from the computation of FFO for the three months and year ended December 31, 2012 since their inclusion, and the corresponding inclusion of the unissued shares in the diluted shares, would be anti-dilutive. All other FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(2) Represents an adjustment to compensate for the rounding of the individual calculations and to compensate for earnings allocated to unvested shares.
(3) Weighted average diluted shares used to calculate FFO per share for the three months and year ended December 31, 2011 and Recurring FFO for all the periods presented are higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into our common stock, and also as a result of employee stock options. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.
(4) For the three months and year ended December 31, 2012, FFO per diluted share used in the computation of Recurring FFO per diluted share has been adjusted to account for the dilutive effect of unissued shares held by LIH. See note (1) above.
(5) Represents an insurance settlement.